Exhibit 97
SURGERY PARTNERS, INC.
EXECUTIVE COMPENSATION RECOVERY POLICY

In accordance with the Rule 5608 of the Nasdaq Stock Market and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors of Surgery Partners, Inc., a Delaware corporation (the “Company”), has adopted this policy regarding the recovery of erroneously awarded Incentive-Based Compensation Received by Executive Officers under certain circumstances (this “Policy”).

I.    Defined Terms

    Unless the context otherwise requires, the following definitions apply for purposes of this Policy:

    1.1    Accounting Restatement means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

    1.2    Award means an award of Incentive-Based Compensation, which generally is subject to vesting and/or performance conditions, or is granted based on satisfaction of performance conditions.

    1.3    Committee means the Compensation, Culture and People Committee of the Board of Directors or such other committee designated by the Board of Directors.

1.4    Executive Officer means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall at least include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal accounting officer (or, if there is no principal accounting officer, the controller).

1.5    Financial Reporting Measures means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

1.6    Incentive-Based Compensation means any compensation that is granted, accrued or vested based wholly or in part upon the attainment of a Financial Reporting Measure of the Company.

1.7    Received means, with respect to any Incentive-Based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.

1.8    Restatement Date means the earlier to occur of (i) the date the Board of Directors, the Committee or the officers of the Company authorized to take such action if action by the Board of Directors is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

II.    Authority to Recover Incentive-Based Compensation

2.1    Accounting Restatement. In the event that the Company is required to prepare an Accounting Restatement, then the Company shall recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation Received by any Executive Officer in a manner consistent with the terms described in this Section 2.1.

(a)Amount to be Recovered. The amount of Incentive-based Compensation to be recovered shall be the amount Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by an Executive Officer had it been determined based on the Accounting Restatement, and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

i.The amount shall be based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and
ii.The Company shall maintain documentation of such reasonable estimate and provide the relevant documentation as required to the Nasdaq.

(b)Incentive-Based Compensation Performance Periods Subject to Recovery. The requirements of this Section 2.1 shall apply to all Incentive-Based Compensation Received by a person:

i.On or after October 2, 2023;
ii.After beginning service as an Executive Officer;
iii.Who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-Based Compensation;

iv.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
v.During the three completed fiscal years immediately preceding the Restatement Date, as well as any stub period or transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of at least nine months shall count as a completed fiscal year).
2.2    General Terms for Recovery
(a)Effect of Impracticability of Recovery. The Company is not required to recover erroneously awarded Incentive-Based Compensation to the extent that the Committee has made a determination that recovery would be impracticable and any of the following conditions are met:
i.The Committee determines that the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company shall make a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation, document such attempt(s), and provide such documentation to the Nasdaq; or
ii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
(b)Method of Recovery. The Committee shall have the discretion to determine, based on the particular facts and circumstances, the appropriate means of recovery of Incentive-Based Compensation in accordance with this Policy including, but not limited to, (1) seeking reimbursement of all or part of an Award previously paid to the Executive Officer, (2) cancelling prior Awards, whether vested or unvested or paid or unpaid, (3) cancelling or setting-off against planned future Awards, and (4) any other method authorized by applicable law or contract that the Committee deems reasonable. To the extent that an Executive Officer fails to repay to the Company when due all Incentive-Based Compensation subject to recovery under this Policy, the Company shall take all actions reasonable and appropriate to recover such Incentive-Based Compensation from the applicable Executive Officer.
III.    Administration
    3.1    Authority of Committee. This Policy shall be administered by the Committee. Except as limited by law, or by the governing documents and policies of the Company, and subject to the provisions of this Policy, the Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of this Policy.
    3.2    Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and may rely on the advice of consultants, advisors and experts, including advisors otherwise engaged by the Company. Actions and decisions of the Committee under this Policy shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties.
    3.3    Prohibition on Indemnification. The Company shall not indemnify any Executive Officer against the loss of Incentive-Based Compensation under this Policy.
    3.4    Acknowledgement. Each Executive Officer shall execute and deliver to the Company an acknowledgement and agreement with respect to this Policy in the form attached hereto as Exhibit A. Additionally, the Committee may require that any employment agreement, equity award agreement or similar agreement shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy.
    3.5    Other Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Exhibit A
Acknowledgement and Agreement with Respect to Executive Compensation Recovery Policy
By my signature below, I acknowledge and agree that:
(A)    I have received and read the attached Executive Compensation Recovery Policy (this “Policy”).
(B)    I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any erroneously awarded Incentive-Based Compensation to the Company as determined in accordance with this Policy.
Signature:
Printed Name:
Date:

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